                                                                    Exhibit 23.6

                          [LETTERHEAD OF MILLIMAN USA]


June 10, 2002

RE:  Nationwide Financial Services Registration Statement
     Consent of Milliman USA


We consent to the use in the registration statement of Mr. Bak's and Mr. McCarthy's opinion letters addressed to the Provident Mutual Board of Directors and dated December 14, 2001 and May 21, 2002, as Annex G to the prospectus and to the references made to Mr. Bak, Mr. McCarthy, to such letters and to Milliman USA under the captions "The Closed Block" and "Conditions to Effectiveness of the Plan of Conversion."


                                       MILLIMAN USA

                                       By: /s/ Steven I. Schreiber, M.A.A.A.
                                           Principal
                                           New York, New York
                                           June 10, 2002